Exhibit 99(b)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
DECLARES QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE

St. Louis, Missouri, April 28, 2005 — The Furniture Brands International (NYSE:FBN) Board of Directors declared today a quarterly dividend of $0.15 per common share payable May 27, 2005 to shareholders of record at the close of business on May 9, 2005.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.